Exhibit 10.76

Entrustment Agreement

Signatory:	Client:	Aerkomm Inc.	(Hereafter referred to as Party A)
	Trustee:	Zhiming Xu	(Hereafter referred to as Party B)

1.	Reason for Entrustment:

The Seller (Party A) agrees to sell and transfer all 25,500,000 shares of Aerkomm Taiwan Inc. (hereafter referred to as the “Purchase Shares”) to dMobile Systems Co. Ltd. (hereafter referred to as “the Buyer”) for $25,500,000 New Taiwan Dollars/yuan (hereafter referred to as the Purchase Price). To guarantee the Buyer will pay the price in full and fulfill its obligations under this agreement, the Buyer agrees to create a Pledge on the subject matter of the sale to Party A’s designated Trustee: Party B.

2.	Entrustment Matters:

a.	To guarantee that the Buyer pays the full purchase price to Party A and fulfills their contractual obligations, Party A agrees to transfer the objective of the purchase (hereafter referred to as the “Collateral”) to the Buyer within three (3) days of Party A and the Buyer signing the Equity Sales Contract. The Buyer shall also simultaneously establish a $255,000,000 yuan pledge (hereafter referred to as the “Disputed Lien”) to Party B regarding the subject of the sale. After the Buyer pays the full purchase price to Party A, unless Party A has other instructions, Party B may release/cancel the Disputed Lien (Party B notifies and handles the release/cancellation of the Disputed Lien with Aerkomm Taiwan Inc.).

b.	If the Buyer is unable to pay the total purchase price by the agreed upon deadline, unless otherwise instructed by the Party A, Party B may exercise the Liquidation Agreement (transfer ownership of the collateral to Party B) and may exercise all rights related to the Disputed Lien, (methods of exercising the Collateral include but are not limited to auctioning off the Collateral and obtaining the proceeds, acquiring ownership of the Collateral and all related rights and interests, and disposal of the Collateral by means other than an auction, such as selling the Collateral to a specific person, etc.). Party A may also simultaneously claim compensation for breach of contract against the Buyer in accordance with the Equity Sales Contract between Party A and the Buyer.

3.	Obligation to Cooperate

In handling the establishment of the proprietary rights of the purchase for the object of the sale, if Party A needs to comply with relevant procedures and assist with providing necessary documents and information, Party A shall therefore cooperate and provide such assistance for the purpose of relevant registration and procedures. If there are certain missing items which need correction, such as affixing seals, making up missed payments for certificates, or if there is a need for Party A to provide assistance, either themselves or via a representative, Party A must unconditionally cooperate. If there is any delay then Party A must take full responsibility and for which Party B shall not be held accountable.

4.	Applicable Law and Governing Court

In the event of a dispute arising from this contract, both Parties agree that the laws of the Republic of China (Taiwan) govern as the applicable law. Additionally, both Parties accept the Northern Taiwan Court as the court of original jurisdiction.

5.	Unspecified Matters

In the event there are matters not resolved by this contract, the Parties will resolve them in accordance with Party A’s and the Buyer’s signed Equity Sales Contract, relevant governing law within the Republic of China (Taiwan), principles of good faith, and mutual/friendly consultation.

6.	Number of Contracts

This Contract has been duplicated so that each Party may hold a copy.

Signing Parties:   Party A: Aerkomm Inc.

Legal Representative: Louis Giordimaina

Unified ID Number: USCA3172

Party B: Zhiming Xu

ID Number: Q122269543

Address: 10th Floor, No. 51, Hengyang Road, Zhongzheng District, Taipei City

12/29/2022